Press Release	Source: Reese Corp.

Reese Corp. Appoints Investor Relations Firm

Ottawa – (BUSINESS WIRE) – July 10, 2006 9:10 am ET – Reese Corp. is pleased to announce that it has retained Skyline Communications to provide investor relations and financial communication services.

"As Reese makes the transition to a precious metals exploration company, we felt it was important to engage the services of a respected IR firm with a strong track record in the mining sector. Skyline has an international network of contacts that will enable Reese to expand its awareness across North America and throughout Europe”, said Chris Crupi, President & CFO.

Skyline will receive a fee equal to $5,000 per month for a 3-month period, and will be issued 150,000 restricted common shares. The term of the contract is for 12 months.

About Skyline Communications:
Skyline is a corporate communications firm providing investor relations, marketing and public relations services to US-listed resource companies. Skyline has offices in Canada and Germany.

About Reese Corp.

Reese Corp. is a precious metals exploration and development company. It is management's objective for Reese to become a gold and precious metals producer by acquiring advanced-stage projects and/or producing mines in proven precious metal districts throughout  the world. The Company trades on the OTC market under the symbol “RESE.” For more information, please visit the Company’s web site at: www.ammexgoldmining.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

Investor Relations:

Skyline Communications, 613-226-9881

Toll-free: 1-866-481-2233

www.skylinecommunicationsinc.com